SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT is made this 25TH day of July 2000 by and between Hercon Laboratories Corporation, a Delaware corporation, with offices at 460 Park Avenue, New York, NY 10022 ("Company"), and Granard Pharmaceutical, LLP a ________ limited liability partnership, with offices at 701A Brooklyn Blvd. Sea Girt, NJ 08750 ("Sales Representative") with reference to the following facts:

A. Company is engaged in the business of manufacturing a distinctive line of nitroglycerin face adhesive transdermal patches ("NTSFA").

B. Company desires to retain Sales Representative, and Sales Representative desires to be retained, as Company's sales representative within the territory and upon the terms and conditions set forth herein.

THEREFORE, the parties hereto agree as follows:

GRANT

1.1 *Non-Exclusive Sales Representative.* Company hereby appoints Sales Representative as Company's sales representative within the Territory, as hereinafter defined, to solicit orders for Company's Products, as hereinafter defined, from the Customers, as hereinafter defined, upon the terms and subject to the conditions set forth herein. The representation shall be on a non-exclusive basis, and Company reserves the right to authorize any other party, including itself, to act as its sales representative, or otherwise solicit orders, in connection with the offer or sale of Products within the Territory to any class of customers selected by Company, including the Customers set forth in paragraph 1.3.

1.2 *Products Defined.* For the purposes of this Agreement, the term "Products" shall mean those products described in Exhibit A. hereto, and such other products as the parties may mutually agree in writing from time to time during the term hereof.

1.3 *Customers Defined.* For the purposes of this Agreement, the term "Customers" shall mean solely drug wholesalers, chain drug stores and generic drug distributors, as such entities are commonly referred to in the pharmaceutical industry.

TERM

2.1 *Term & Renewal.* Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall commence as of the date hereof and shall continue in full force and effect for a period of three (3) years; provided, however, that at the expiration of the initial and each renewal term hereof, this Agreement shall be renewed for successive additional periods of three (3) years; unless either party shall have delivered to the other notice of its intention not to renew at least ten (10) days prior to the expiration of the then current term hereof.

TERRITORY

3.1 *Territory.* For purposes of this Agreement, the term "Territory" shall mean the fifty (50) states of the United States of America, Puerto Rico and Washington DC.

DUTIES OF SALES REPRESENTATIVE

4.1 *Best Efforts.* Sales Representative shall use its best efforts to aggressively market the Products to Customers located within the Territory in accordance with the terms of this Agreement through the use of its sales personnel, focused marketing programs, customer conferences, Company's Sales Literature, as set forth in paragraph 4.4b), and such other methods or materials as Company may direct from time to time.

4.2 *Customer Support.* Sales Representative shall use its best efforts to maintain customer support for current and new customers, including coordination of Company approved promotional efforts.

4.3 *Terms of Sale.* Company shall have the absolute right to establish the prices, charges, terms and conditions governing the sale of Products (the "Terms of Sale"), but agrees to reasonably consider the advice of Sales Representative in connection therewith. Company's *initial* Terms of Sale, subject to change at Company's sole discretion is set forth in Exhibit B, hereto, and Sales Representative agrees that it shall not negotiate different Terms of Sale with a Customer without first seeking the prior approval of Company. Company agrees that it shall give at least fifteen (15) days' prior written notice to Sales Representative of any change in its Terms of Sale.

4.4 *Advertising.*

a) The parties agree, with respect to advertising, that during the initial and each renewal term of this Agreement, the parties shall consult with one another to determine in which special project advertising and promotional activity they shall be engaged. Company shall have sole control over decisions in this regard, which decisions shall be binding upon the parties, and Sales Representative shall not undertake any advertising efforts without the prior approval of Company.

b) In its sole discretion, Company may prepare and produce advertising literature and such other printed material ("Sales Literature") illustrating and describing the Products in a manner and in such quantities deemed necessary by Company to promote Product sale. Sales Representative shall use all such Sales Literature in its marketing efforts.

4.5 *Non-competition.* Sales Representative agrees that, for the term of this Agreement, and a period of six (6) months thereafter, it shall not offer or sell any products utilizing transdermal patches which are competitive with, the same as, or similar to any of the Products, nor shall it promote or advertise any such products without Company's prior written consent, which consent may be withheld for any reason or no reason whatsoever.

4.6 *Sales Orders.*

a) Sales Representative shall place all Product orders with Company on such forms and in accordance with such procedures as Company shall establish from time to time.

b) Company shall fill orders and deliver Products to Customers only if Company, in its sole discretion, deems that such orders and deliveries comply with the applicable regulations of the Food & Drug Administration, or any rule, judgment, law or order enacted, issued or adopted by any other governmental agency. Company shall also have the right to reject any order placed by Sales Representative for any reason or no reason whatsoever, including, without limitation, orders placed by Customers which Company, in its sole discretion, deems financially or otherwise unsuitable. Sales Representative agrees that it shall advise prospective Customers of Company's said right to reject orders and Company shall not be bound by any terms negotiated by Sales Representative without Company's express written acceptance of an order.

COMMISSIONS

5.1 *Sales Commission.*

a) Sales Representative shall receive, a sales commission of eight percent (8%) of the amounts invoiced by the Company for Products sold by Sales Representative and delivered to Customers. The parties may also agree to a lesser commission prior to Company's acceptance of any individual order. Any commission due shall be payable to Sales Representative in proportion to, and at the time of, receipt of payment by Company from Customer. Sales Representative shall be responsible for the payment of any sales, excise, withholding, income or any other taxes due arising out of Company's payment of the Sales Commission. Company may retain any tax withholding from the Sales Commission prior to payment of the Sales Commission.

b) Sales Representatives shall be solely responsible for the preparation and submission to applicable authorities of its employees' income tax and FICA forms and the payment of all salaries to employees, employer contributions and employee benefits.

c) Company shall provide sales reports with regard to the daily shipments of the Products. Such reports shall be delivered to Sales Representative on the 15th and the last day of each month for which this Agreement remains in effect. If any such due date is not a business day, then such reports shall be delivered on the following business day. Each report shall attach relevant copies of sales invoices.

d) Sales Representative shall be entitled to receive a commission on account of Products sold by Company or other sales representatives to Customers, within the Territory, with whom Sales Representative has had Prior Contact, provided, however, that immediately following the initiation of Prior Contact with such Customers, Sales Representative has notified Company, in writing, of such Prior Contact, indicating the nature of the Prior Contact, the identity of the Customer, and any other relevant business information. For the purposes of this subparagraph, "Prior Contact" shall mean personal and substantial contact with Customer, subsequent to the Effective Date hereof, for the purpose of marketing the Product in accordance with this Agreement. Sales Representative's rights under this subparagraph shall cease upon the termination of this Agreement by Company for "good cause," as set forth under paragraph 8.1, below.

e) Sales Representative shall be responsible for all of the costs of its business, including, without limitation, travel, entertainment, office, clerical, accounting, and general marketing expenses, unless otherwise agreed to by Company in writing.

5.2 *Monthly Advance.* Company shall pay, on a monthly basis, on or before the first day of each full month for which this Agreement remains in effect, an advance on the Sales Commission of five thousand ($5,000) dollars ("the Monthly Advance").

5.3 *Deductions & Credits.* Each Sales Commission payment shall be reduced by an amount equal to the accumulated outstanding Monthly Advance previously paid to Sales Representative. If the accumulated outstanding Monthly Advance is greater than the commission due to Sales Representative, then such outstanding amount shall be applied towards future Sales Commissions until the entire accumulated outstanding Monthly Advance has been paid to Company. Upon termination of this Agreement, all accumulated outstanding Monthly Advance amounts shall become immediately due and payable to Company.

5.4 *Limitation on Monthly Advance Payments.* In the event the accumulated outstanding Monthly Advance amounts owed to Company, and not then set-off against commissions earned by Sales Representative, exceed twenty-thousand ($20,000) dollars at any time, Company shall have the right, but not the obligation, to limit or completely suspend further payment of the monthly Advance until the accumulated outstanding Monthly Advance amount falls below $20,000. At no point shall Company be required to make any Monthly Advance payment that will raise the accumulated outstanding Monthly Advance amount owed to Company to an amount greater than $20,000.

5.5 *Early Termination.* Company retains the right to terminate this agreement, immediately, and at its sole discretion, in the event that the accumulated outstanding Monthly Advance amount to be repaid by Sales Representative exceeds $20,000 for a period of more than sixty (60) consecutive days, or ninety (90) days in any one hundred and twenty (120) day period.

INTELLECTUAL PROPERTY

6.1 *Confidential Information.* Each party hereby agrees not to use or disclose to any third party any confidential information provided to it by the other party concerning the business and affairs of the disclosing party, or the Products of Company, which the receiving party may acquire during the course of its activities under this Agreement (or any prior agreements between the parties). In addition, each party shall take any and all necessary precautions to prevent any such disclosure by any and all of its employees, officers, directors, representatives or agents. Each party acknowledges that any right, title and interest in and to the aforesaid confidential Information is the property of the disclosing company. For purposes of this Agreement, it is understood by the parties that the term "confidential information" shall include, but shall not be limited to, any information provided or prepared by the disclosing party (in either oral, written, or digital form) which relates, amongst other things, to research, product plans, products, services, customers, markets, software, developments, formulations, ideas, concepts, strategies, methods of doing business, inventions, processes, designs, drawings, data, know-how, trade secrets, engineering, hardware, marketing or finances of the disclosing party.

6.2 *Sales Literature.* Each and all of the Sales Literature distributed to Sales Representative shall remain the property of Company. All of the Sales Literature and all other information that is of a confidential nature or may be of benefit to a competitor of Company shall be held by Sales Representative in confidence, except as otherwise provided for in this Agreement.

6.3 *Return of Confidential Information/Sales Literature.* Any Confidential Information or Sales Literature which has been furnished by one party to another will be promptly returned by the receiving party, accompanied by all copies of such documentation, if applicable, upon (i) the termination of this Agreement or (ii) the written

request of the disclosing party, at which point each party shall submit to the other a written confirmation that all of the Confidential Information has been returned.

6.4 *Trademarks and Copyrights.* Sales Representative shall not acquire any right to any goodwill, trademark, copyright, or other form of intellectual or commercial property of Company. Sales Representative shall not use Company's trademarks, service marks or logotypes in any manner in connection with this Agreement or the sale of the Products.

6.5 *Remedies.* Each party agrees that its obligations under this paragraph 6 are necessary and reasonable in order to protect the disclosing party and its business, and each party expressly agrees that monetary damages would be inadequate to compensate the disclosing party for any breach by the receiving party of its covenants and agreements set forth in this paragraph. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreperable injury to the disclosing party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing party shall be entitled to obtain injunctive relief against the threatened breach of this paragraph or the continuation of any such breach by the receiving party, without the necessity of proving actual damages.

ASSIGNMENT

7.1 *No Assignment.* Sales Representative shall not have the right to assign this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation without the prior written consent of Company. The issuance by Sales Representative of any additional securities, or the transfer in the aggregate of more than five percent (5%) of the issued and outstanding capital stock or voting power of Sales Representative, shall be deemed to be an assignment of this Agreement.

TERMINATION

8.1 *Good Cause.* Notwithstanding anything to the contrary in this Agreement the parties shall have the right to terminate this Agreement prior to the expiration of the initial or any renewal term of this Agreement only for "good cause" upon ten (10) days' prior written notice to the non-terminating party setting forth the breach complained of. The term "good cause" shall, for purposes of the Agreement, mean a breach of any material obligation under this Agreement.

ARBITRATION

9.1 *Arbitration.* Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to final and binding arbitration before, and in accordance with, the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to limit any rights which Company may have to apply to any court of competent jurisdiction for injunctive or other provisional relief. This arbitration provision shall be deemed self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. Such arbitration shall be conducted by the American Arbitration Association, at its offices in New York, N.Y. utilizing the laws of the State of New York.

RELATIONSHIP

10.1 *Independent Contractor.* Sales Representative is and shall be an independent contractor. No employee of Sales Representative shall be deemed to be an employee of Company. Nothing contained in this Agreement shall be construed so as to create a partnership or joint venture; and neither party hereto shall be liable for the debts or obligations of the other. Company shall not have the power to hire or fire Sales Representative's employees, and except as expressly provided in this

Agreement, Company may not control or have access to Sales Representative's funds or the expenditures thereof, or in any other way exercise dominion or control over Sales Representative's business.

INTEGRATION OF AGREEMENT

11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with reference to the subject matter hereof and supersedes all prior negotiations, understandings, representations and agreements, if any. Each of the parties acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of any other party not contained herein.

MISCELLANEOUS

12.1 *Construction And Interpretation.*

a) This Agreement is to be construed in accordance with the laws of the State of New York.

b) The titles and subtitles of the various sections and paragraphs of this Agreement are inserted for convenience and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants and conditions of this Agreement.

c) The language in all parts of this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against either party.

d) It is agreed that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

12.2 *Notices.* Any notice or consent required by this Agreement shall be in writing and either personally delivered or mailed by registered or certified mail, return receipt requested, to such party at its address specified on the first page of this Agreement or to such other address as such party may designate by notice given in accordance herewith. Such notices shall be deemed delivered on the date of receipt, or upon attempted delivery if acceptance of delivery, is refused.

12.3 *Modifications and Waivers.* Neither this Agreement nor any provision thereof may be modified, waived, discharged or terminated orally, but only by a writing signed by the party to be charged. A waiver of any provision by either party to this Agreement shall be valid only in the instance for which given and shall not be deemed continuing; further, any, such waiver shall not be construed as a waiver of any other provision of this Agreement.

12.4 *Further Assurances.* Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purposes of this Agreement.

12.5 *Severability.* Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect. If any arbitration tribunal or court of competent jurisdiction deems any provision hereof (other than for the payment of money)

unreasonable, said arbitration tribunal or court may declare a reasonable modification thereof and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform the same as thus modified.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

NTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

HERCON LABORATORIES CORPORATION	GRANARD PHARMACEUTICAL, LLP
By: [signature] Murray Lieber, VP Marketing	By: [signature] STEPHEN FLOOD - PRESIDENT

EXHIBITS:

Exhibit "A"—Product Description

Exhibit "B"– Initial Terms of Sale